Exhibit 99.1

Delek US Holdings Reports Fourth Quarter and Full Year 2007 Earnings

  Record Net Income of $96.4 Million for 2007
  Annual Net Sales of $4.1 Billion
  Ethanol Blending Program Gains Momentum

BRENTWOOD, Tenn.--(BUSINESS WIRE)--Delek US Holdings, Inc. (NYSE: DK) today reported net income for the full year 2007 of $96.4 million, or $1.82 per diluted share, compared to $93 million, or $1.94 per diluted share for full year 2006. For the fourth quarter, Delek reported a net loss of $12.1 million, or a loss of $0.23 per basic share, compared to net income of $11.6 million, or net income of $0.22 per diluted share, for the fourth quarter 2006.

Although Delek’s fourth quarter financial performance was not as strong as in the prior quarters of 2007, this was largely due to refining industry specific factors we faced during the quarter. The refining segment was impacted by, among other things, the sharp increase in crude oil prices and backwardation in the crude market. Delek was able to partially offset the higher crude prices by continuing to optimize its crude slate by processing 11% West Texas sour crude during the quarter and by an increased contribution margin from the retail segment supported, in part, by ethanol blending in the month of December.

“Overall, 2007 was another successful and profitable year for Delek. We furthered our strategic goals by increasing our retail convenience store portfolio and diversifying our refinery holdings through the acquisition and integration of 107 convenience stores and through the acquisition of a 34.6% equity interest in Lion Oil Company,” said Uzi Yemin, President and Chief Executive Officer of Delek US.

"During the year, we commissioned a new electric substation, which we believe has increased the operational reliability of the refinery by helping to avoid unplanned outages. We were also able to increase our processing of West Texas sour crude to 7.7% of our slate. On the retail side, we increased our merchandise margin while maintaining same store sales growth and during the fourth quarter began offering E-10 products at approximately 180 of our stores. In fact, beginning January 1, 2008, we were offering E-10 blended fuel in our refining and retail segments and were working toward the offering of E-10 in the marketing segment.

In 2007, we continued to build upon the foundation we have established over the years. We anticipate 2008 will be another year of growth for the Company and we believe we have the capability to finance strategic acquisitions and high return capital projects.”

Refining Segment: The refining segment had a negative contribution margin of $5.9 million for the fourth quarter of 2007 compared to a positive contribution margin of $23.7 million for the fourth quarter of 2006. The refinery operating gross margin, adding back inter-company marketing fees of $0.78 per barrel, was $4.46 per barrel sold compared to $8.57 per barrel sold for the same quarter last year. The fourth quarter realized margin was affected by the sharp increase in crude oil prices and trailing sales prices of our residual products.

Net sales for the quarter were $480.6 million compared to net sales of $353.4 million for the same quarter last year. The refinery reported sales volume of 54,332 barrels per day as compared to 56,700 barrels per day for the 2006 fourth quarter. Total throughput was 54,234 barrels per day compared to 58,841 barrels for the same period a year ago. In the fourth quarter, Delek processed 11% of West Texas sour crude compared to 8.4% in the third quarter of 2007 and 0% in the fourth quarter 2006.

Retail Segment: The retail segment contribution margin was $12.1 million for the fourth quarter of 2007 compared to $9.0 million for the fourth quarter of 2006. Net sales for the quarter were $477.3 million, an increase of 44.4% compared to the same quarter last year.

Merchandise sales for the quarter increased 22% to $103.2 million compared to $84.6 million for the fourth quarter of 2006. The increase was supported by the $18.1 million in merchandise sales associated with stores acquired during 2007 and by a same store sales increase of 0.2%. The merchandise margin for the fourth quarter 2007 was 30.7% compared to 30.8% for the same period last year. For the full year the merchandise margin increased from 30.6% to 31.6%.

Retail fuel gallons sold increased 16.2% to 121.4 million for the fourth quarter 2007 from 104.4 million in the fourth quarter 2006. The increase in gallons sold was primarily driven by sales associated with stores acquired during the second quarter of 2007 and by same store gallon growth of 1.3%. Retail fuel margin for the fourth quarter 2007 increased to 13.7 cents per gallon from 8.8 cents per gallon for the same period last year, supported, in part, by the introduction of E-10 blended fuel in the fourth quarter of 2007.

Marketing Segment: The marketing segment reported a contribution margin of $5.8 million compared to $6.2 million for the same period last year. Net sales were $160.2 million, including $3.9 million of inter-company fees and sales from the refinery segment on total sales volume of 16,246 barrels per day. For the full year 2007, the marketing segment produced $28.7 million in contribution margin.

Ethanol Update: During the quarter, Delek announced that it had begun blending ethanol in approximately 180 of its retail fuel and convenience stores. The company now offers E-10 blended fuel in approximately 280 stores and is currently blending ethanol with two-thirds of its gasoline production at the Tyler refinery.

Conference Call: The Company will hold a conference call to discuss this release today at 10:00 a.m. eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.delekus.com and clicking Investor Relations, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at (706) 645-9291, code 34931957, and the replay will also be available on Delek’s website for 90 days.

About the Company: Delek US Holdings, Inc. is a diversified energy business focused on petroleum refining, marketing and supply of refined products, and retail marketing of fuel and general merchandise. The refining segment operates a high conversion, independent refinery, with a design crude distillation capacity of 60,000 barrels per day, in Tyler, Texas. The marketing and supply segment markets refined products through its terminals in Abilene, Texas and San Angelo, Texas as well as other third party terminals. The retail segment markets gasoline, diesel and other refined petroleum products and convenience merchandise through a network of company-operated retail fuel and convenience stores, operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Discount Food Mart™ , Fast Food and Fuel™ and Favorite Markets® brand names.

Safe Harbor Provisions Regarding Forward-Looking Statements: This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning our current estimates, expectations and projections about our future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: our competitive position and the effects of competition; the projected growth of the industry in which we operate; changes in the scope, costs, and/or timing of capital projects; management’s ability to execute its strategy of growth through acquisitions and transactional risks in acquisitions; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; risks and uncertainties with the respect to the quantities and costs of crude oil, the costs to acquire feedstocks and the price of the refined petroleum products we ultimately sell; potential conflicts of interest between our majority stockholder and other stockholders; and other risks contained in our filings with the Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Delek US Holdings, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$104.3	$101.6
Short-term investments	45.5	73.2
Accounts receivable	112.6	83.7
Inventory	130.6	120.8
Other current assets	21.8	31.3
Total current assets	414.8	410.6

Property, plant and equipment:
Property, plant and equipment	644.3	493.1
Less: accumulated depreciation	(98.2)	(68.4)
Property, plant and equipment, net	546.1	424.7

Goodwill	89.0	80.7
Other intangibles, net	11.6	12.2
Equity method investment	139.5	-
Other non-current assets	11.6	21.2
Total assets	$1,212.6	$949.4

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$248.6	$175.5
Current portion of long-term debt and capital lease obligations	10.8	1.8
Note payable	-	19.2
Accrued expenses and other current liabilities	13.9	34.4
Total current liabilities	273.3	230.9

Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	344.4	265.6
Environmental liabilites, net of current portion	6.7	9.3
Asset retirement obligations	5.3	3.3
Deferred tax liabilities	60.3	50.5
Other non-current liabilities	10.1	7.6
Total non-current liabilities	426.8	336.3

Shareholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, 0 shares issued and outstanding
	-	-
Common stock, $0.01 par value, 110,000,000 shares authorized, 53,666,570 and 51,139,869 shares issued and outstanding, respectively
	0.5	0.5
Additional paid-in capital	274.1	211.9
Accumulated other comprehensive income	0.3	-
Retained earnings	237.6	169.8
Total shareholders' equity	512.5	382.2
Total liabilities and shareholders' equity	$1,212.6	$949.4

Delek US Holdings, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31,
	2007	2006	2007	2006

Net sales	$1,118.2	$811.3	$4,097.1	$3,216.1

Operating costs and expenses:
Cost of goods sold	1,044.9	727.7	3,632.5	2,824.4
Operating expenses	61.4	44.7	220.5	175.5
General and administrative expenses	14.6	11.0	54.6	38.2
Depreciation and amortization	9.7	8.0	33.1	22.8
Gain on forward contract activities	(0.1)	-	(0.1)	-
	1,130.5	791.4	3,940.6	3,060.9
Operating income	(12.3)	19.9	156.5	155.2

Interest expense	7.3	7.1	30.6	24.2
Interest income	(1.6)	(2.3)	(9.3)	(7.2)
Interest expense to related parties	-	-	-	1.0
Loss from equity method investment(1)	1.4	-	0.8	-
Other expenses, net	0.9	0.1	2.4	0.2
	8.0	4.9	24.5	18.2

Income(loss) before income tax expense	(20.3)	15.0	132.0	137.0
Income tax expense(benefit)	(8.2)	3.4	35.6	44.0

Net income(loss)	$(12.1)	$11.6	$96.4	$93.0

Basic earnings(loss) per share	$(0.23)	$0.23	$1.85	$1.98

Diluted earnings(loss) per share	-	$0.22	$1.82	$1.94

Weighted average common shares outstanding:
Basic	53,665,125	50,973,202	52,077,893	47,077,369
Diluted	54,570,161	52,113,480	52,850,231	47,915,962

(1) Equity investment is reported two months in arrears.
Delek US Holdings, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In millions, except shares)

	Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities	$179.4	$110.2	$148.7
Cash flows from investing activities	(222.2)	(251.4)	(162.3)
Cash flows from financing activities	45.5	180.2	54.1
Net increase in cash and cash equivalents	2.7	39.0	40.5
Cash and cash equivalants, beginning of year	$101.6	$62.6	$22.1
Cash and cash equivalents, end of year	$104.3	$101.6	$62.6
DELEK US HOLDINGS, INC. AND SUBSIDIARIES Segment Statistics

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
REFINING SEGMENT (1) :
Days operated in period	92	92	365	365
Total sales volume (average barrels per day)	54,332	56,700	54,282	56,074

Products manufactured (average barrels per day):
Gasoline	29,337	30,722	29,660	30,163
Diesel/Jet	18,707	21,832	20,010	21,816
Petrochemicals, LPG, NGLs	1,946	1,922	2,142	2,280
Other	2,434	1,814	2,848	2,324
Total production	52,424	56,290	54,660	56,583

Throughput (average barrels per day):
Crude oil	51,493	54,373	53,860	55,998
Other feedstocks	2,740	4,468	2,303	2,130
Total throughput	54,234	58,841	56,163	58,128

Per barrel of sales:
Refining operating margin (2)	$3.68	$7.96	$11.82	$11.00
Refining operating margin excluding inter-company marketing service fees(3)
	$4.46	$8.57	$12.56	$11.15
Direct operating expenses	$4.86	$3.41	$4.15	$3.51

Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$90.86	$60.20	$72.44	$66.27
US Gulf Coast 5-3-2 crack spread (per barrel)	$7.22	$6.76	$13.04	$10.16
US Gulf Coast Unleaded Gasoline (per gallon)	$2.26	$1.55	$2.05	$1.83
Low sulfur diesel (per gallon)	$2.51	$2.08	$2.11	$2.00

Natural gas — (per MMBTU)	$7.39	$6.18	$7.12	$6.89

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
MARKETING SEGMENT(4):
Days operated in period	92	92	365	153
Total sales volume (average barrels per day)	16,246	17,906	17,923	17,758
Products sold (average barrels per day):
Gasoline	7,493	8,279	8,166	8,129
Diesel/Jet	8,670	9,554	9,651	9,568
Other	83	73	106	61
Total sales	16,246	17,906	17,923	17,758
Direct Operating Expenses (per barrel of sales)	$0.15	$0.08	$0.15	$0.12

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
RETAIL SEGMENT:
Number of stores (end of period)	497	394	497	394
Average number of stores	496	393	470	369
Retail fuel sales (thousands of gallons)	121,363	104,443	474,154	396,867
Average retail gallons per average number of stores (in thousands)	245	266	1,009	1,075
Retail fuel margin ($ per gallon)	$0.137	$0.088	$0.144	$0.145
Merchandise sales (in thousands)	$103.2	$84.6	$411.4	$330.5
Merchandise margin %	30.7%	30.8%	31.6%	30.6%
Credit expense (% of gross margin) (5)	9.8%	9.3%	8.8%	7.8%
Merchandise and cash over/short (% of net sales) (6)	0.3%	0.3%	0.3%	0.3%
Operating expense/merchandise sales plus total gallons (7)	15.7%	13.5%	14.9%	13.5%
(1)	Refining operating margin per barrel is calculated by dividing the margin between net sales and cost of crude oil, feedstocks and related transportation by the total barrels sold at our refinery. Industry-wide refining results are driven and measured by the margins between refined petroleum product prices and the prices for crude oil, which are referred to as crack spreads: the differential in price between a representative barrel of benchmark refined petroleum products, such as gasoline or heating oil, and a barrel of benchmark crude oil. The US Gulf Coast 5-3-2 crack spread represents the differential between Platt's quotations for 3/5 of a barrel of US Gulf Coast Pipeline 87 Octane Conventional Gasoline and 2/5 of a barrel of US Gulf Coast Pipeline No. 2 Heating Oil (high sulfur diesel) on the one hand, and the first month futures price of 5/5 of a barrel of light sweet crude oil on the New York Mercantile Exchange, on the other hand. We compare our refining operating margin to these crack spreads to assess our operating performance relative to other participants in our industry.
(2-4)	Adding back inter-company marketing services fees of $3.9 million for the three months ended December 31, 2007 and $14.7 million for the twelve months ending December 31, 2007, from Refining to Marketing segment.
(5)	Consists of third party credit, debit and fuel card processing fees as a percentage of gross margin.
(6)	Merchandise and cash over/short as a percentage of net sales is a measure of merchandise loss or theft, motor fuel theft and cash shortages as a percentage of net sales.
(7)	Operating expense for our retail segment divided by merchandise sales plus total gallons sold is a ratio we use to measure store operating performance -- especially operating expense control. Total gallons are used rather than net fuel sales to eliminate the volatility of fuel prices in the calculation and improve comparability.
DELEK US HOLDINGS, INC. AND SUBSIDIARIES Segment Data (In millions)

	As of and for the Three Months Ended December 31, 2007
	Refining	Retail	Marketing	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany marketing fees and sales)
	$484.5	$477.3	$156.3	$0.1	$1,118.2
Intercompany marketing fees and sales	(3.9)		3.9		-
Operating costs and expenses:
Cost of goods sold	462.2	428.6	154.1	-	1,044.9
Operating expenses	24.3	36.6	0.3	0.2	61.4
Segment contribution margin	$(5.9)	$12.1	$5.8	$(0.1)	11.9
General and administrative expense					14.6
Depreciation and amortization					9.7
Losses on forward contracts					(0.1)
Operating income					$(12.3)

	As of and for the Three Months Ended December 31, 2006
	Refining	Retail	Marketing (1)	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany marketing fees and sales)
	$356.6	$330.8	$123.8	$0.1	$811.3
Intercompany marketing fees and sales	(3.2)	(0.2)	3.4	-	-
Operating costs and expenses:
Cost of goods sold	311.9	295.0	120.8	-	727.7
Operating expenses	17.8	26.6	0.2	0.1	44.7
Segment contribution margin	$23.7	$9.0	$6.2	$-	38.9
General and administrative expense					11.0
Depreciation and amortization					8.0
Operating income					$19.9

	For the Twelve Months Ended December 31, 2007
	Refining	Retail	Marketing	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany marketing fees and sales)
	$1,709.0	$1,775.8	$611.9	$0.4	$4,097.1
Intercompany marketing fees and sales	(14.7)		14.7		-
Operating costs and expenses:
Cost of goods sold	1,460.2	1,575.4	596.9	-	3,632.5
Operating expenses	82.2	136.8	1.0	0.5	220.5
Segment contribution margin	$151.9	$63.6	$28.7	$(0.1)	244.1
General and administrative expense					54.6
Depreciation and amortization					33.1
Losses on forward contracts					(0.1)
Operating income					$156.5
Total Assets	$377.4	$516.6	$91.5	$227.1	$1,212.6

	For the Twelve Months Ended December 31, 2006
	Refining	Retail	Marketing (1)	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany marketing fees and sales)
	$1,601.8	$1,395.6	$218.2	$0.5	$3,216.1
Intercompany marketing fees and sales	(3.2)	(0.2)	3.4	-	-
Operating costs and expenses:
Cost of goods sold	1,373.5	1,234.9	216.0	-	2,824.4
Operating expenses	71.9	102.8	0.3	0.5	175.5
Segment contribution margin	$153.2	$57.7	$5.3	$-	216.2
General and administrative expense					38.2
Depreciation and amortization					22.8
Losses on forward contract activities					-
Operating income					$155.2
Total Assets	$332.4	$428.4	$92.4	$96.2	$949.4

(1) Marketing operations were initiated on August 1, 2006 in conjunction with the Pride acquisition

CONTACT:
Delek US Holdings, Inc.
Investor Relations Contact:
Assi Ginzburg, 615-224-1179
Vice President of Strategic Planning
or
Lovell Communications Inc.
U.S. Media Contact:
Paula Lovell, 615-297-7766
Cell: 615-972-2964
or
Arad Communications
Israel Media Contact:
Lior Chorev, 011-972-3-644-0404